Exhibit 5.1

[Greenberg Traurig Letterhead]

November 2, 2007

HSW International, Inc.

One Capital City Plaza, Suite 1150

3350 Peachtree Road

Atlanta, GA  30326

Re:                               Registration Statement on Form S-8 for the HSW International 2006 Equity Incentive Plan and INTAC International, Inc. 2001 Long Term Incentive Plan (collectively, the “Plans”)

Ladies and Gentlemen:

On or about the date hereof, HSW International, Inc., a Delaware corporation (the “Company”), transmitted for filing with the Securities and Exchange Commission (the “Commission”) a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”).  The Registration Statement relates to the issuance, offering and/or sale by the Company of up to an aggregate of 8,000,000 shares of common stock, par value $0.001 per share (the “Common Stock”), of the Company, reserved for issuance from time to time and upon the exercise of the stock options or other awards granted or to be granted under the Company’s 2006 Executive Incentive Compensation Plan and to the issuance, offering and/or sale by the Company of up to an aggregate of 500,000 shares of Common Stock reserved for issuance from time to time and upon exercise of the stock options granted under the INTAC International, Inc. 2001 Long Term Incentive Plan.  We have acted as special counsel to the Company in connection with the preparation and filing of the Registration Statement.

In connection therewith, we have examined and relied upon the original or a copy, certified to our satisfaction, of (i) the Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws of the Company; (ii) records of corporate proceedings of the Company authorizing and/or assuming the Plans, any amendments thereto, and the preparation of the Registration Statement and related matters; (iii) the Registration Statement and exhibits thereto; and (iv) such other documents and instruments as we have deemed necessary for the expression of the opinions herein contained.  In making the foregoing examinations, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies.  As to various questions of fact material to this opinion, we have relied, to the extent we deemed reasonably appropriate, upon representations or certificates of officers or directors of the

Company and upon documents, records and instruments furnished to us by the Company, without independently checking or verifying the accuracy of such documents, records and instruments.

Based upon the foregoing examination, we are of the opinion that the shares of Common Stock will be, when issued and sold in the manner set forth in the applicable Plan, legally issued, fully paid and nonassessable.

This opinion is rendered only to you and is solely for your benefit in connection with the transactions covered hereby.  This opinion may not be relied upon by you for any other purpose, or furnished to, quoted to or relied upon by any other person, firm or corporation for any purpose, without our prior written consent.

The opinions expressed herein are specifically limited to the laws of the State of Delaware and the federal laws of the United States of America and are as of the date hereof.  We assume no obligation to update or supplement such opinions to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving such consent, we do not admit that we come within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Sincerely yours,

/s/ Greenberg Traurig, LLP

GREENBERG TRAURIG, LLP

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